EXHIBIT 10.02

CONSULTING AGREEMENT

This Agreement is made and entered into as of July 25, 2005 (the “Effective Date”) by and between Kana Software, Inc., a Delaware corporation (the “Company”), and Michael S. Fields (the “Consultant”).

R E C I T A L S

A. The Company had engaged the Consultant to advise management in the operation of the Company.

B. The Company now desires to engage Consultant to act as interim President of the Company.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Appointment of Consultant. The Company hereby appoints Consultant as acting President in addition to his role as a member of the Board of Directors of the Company, and the Consultant hereby accepts such appointment.

2. Term. Consultant’s appointment shall be for a period of 90 days from the Effective Date, and will expire automatically on the 90th day anniversary of the Effective Date; provided, however, that either party hereto may terminate such appointment earlier, at any time and with or without Cause (as defined in this Section 2, “Cause”), on ten days written notice to the other party. The period during which the Consultant’s appointment is in effect shall hereinafter be referred to as the “Agreement Term”. Consultant will work with the Company full time during the Agreement Term.

“Cause” means:

a. a good faith determination by the Board of Directors of the Company that the Executive willfully failed to follow the lawful written directions of the Board of Directors of the Company; provided that no termination for Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his behavior; or

b. engagement in gross misconduct which is materially detrimental to the Company; provided that no termination for Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his behavior; or

c. willful failure or refusal to comply in any material respect to the Company’s Confidentiality and/or Proprietary Rights Agreement, the Company’s insider trading policy, or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his behavior; or

d. conviction of a felony or crime involving moral turpitude or commission of a fraud which the Board of Directors of the Company reasonably believes would reflect adversely on the Company.

3. Fee.

A.	Consultant shall be paid a fee of $30,000 in consideration for Consultant’s services from July 25, 2005 until August 26, 2005.

4. Independent Contractor. Consultant is an independent contractor of the Company and not an employee.

5. Notice. Any notice required or permitted hereunder may be given by certified mail, return receipt requested, or by express mail, to the party to whom it is to be given at the address set forth below such party’s signature to this Agreement, and if so given shall be deemed given on the day mailed.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California, excluding that body of law relating to conflicts of law.

7. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior understandings and agreements of the parties with respect to the same subject matter, whether oral or written. This Agreement can only be amended if set forth in writing in a document signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KANA SOFTWARE, INC.

By:	/s/ John Thompson
John Thompson
Chief Financial Officer
181 Constitution Drive
Menlo Park, CA 94025

CONSULTANT

/s/ Michael S. Fields
Michael S. Fields
[Address]